Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940

We, as members of management of Deutsche Asset Management, are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, Custody of Investments by Registered Management Investment Companies, of the Investment Company of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Funds compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of December 29, 2000.

Based on this evaluation, we assert that the Funds were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of December 29, 2000, with respect to securities reflected in the investment accounts of the Funds held in custody by Deutsche Bank in Germany.

Deutsche Asset Management.

International Equity Portfolio

EAFE Equity Index Portfolio

EAFE Equity Index Fund - Insurance Trust

By:

Charles A. Rizzo

Treasurer

Date